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                                                                    Exhibit FS-8

                          NOTES TO FINANCIAL STATEMENTS


I. Pro Forma Consolidated Statements of Income for Conectiv, Inc, (Exhibit FS-6
CON) Delmarva Power & Light Company (Exhibit FS-1 DPL), and Atlantic City Electric Company (Exhibit FS-3 ACE). The three (3) columns on each proforma statement of income represent the following:

     Column 1: The results of operations for the twelve months ended September 30, 1999 excluding the write down of Peach Bottom in the third quarter of 1999 which resulted from discontinuing the application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," to Delmarva Power and Light Company's
     (DPL) and Atlantic City Electric Company's (ACE) electricity supply businesses because of deregulation.

     Column 2: The effect of the write-down of Peach Bottom in the third quarter of 1999 due to discontinuance of SFAS No. 71 to DPL's and ACE's electricity supply businesses because of deregulation.

     Column 3: The actual results of operations for the twelve months ended September 30, 1999.

     Note: Since Peach Bottom was written down to its estimated fair market value (net of estimated selling costs) in the third quarter of 1999, the sale of Peach Bottom is not expected to result in a significant gain or loss. Accordingly, no pro forma effects from the sale of Peach Bottom are included on the Pro Forma Consolidated Statements of Income.


II. Pro Forma Consolidated Balance Sheets for Conectiv, Inc, (Exhibit FS-5 CON) Delmarva Power & Light Company (Exhibit FS-2 DPL), and Atlantic City Electric Company (Exhibit FS-4 ACE). The five(5) columns on each proforma balance sheet represent the following:

     Column 1: The consolidated balances as of September 30, 1999 before the write-down of Peach Bottom in the third quarter of 1999 which resulted
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     from discontinuing the application of SFAS No. 71 to DPL's and ACE's electricity supply businesses because of deregulation.

     Column 2: The effect of the write-down of Peach Bottom in the third quarter of 1999 due to discontinuance of SFAS No. 71 to DPL's and ACE's electricity supply businesses because of deregulation.

     Column 3: The actual Consolidated Balance Sheet as of September 30, 1999.

     Column 4: The pro forma effects of the sale of Peach Bottom.

     Column 5: The Consolidated Balance Sheet as of September 30, 1999 on a pro forma basis to include the expected effects of the sale of Peach Bottom.



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